Exhibit (h)(1)(b)
AMENDMENT
TO
TRANSFER AGENCY and SERVICE AGREEMENT
BETWEEN
STATE STREET BANK and TRUST COMPANY
AND
STATE STREET NAVIGATOR SECURITIES LENDING TRUST
This Amendment to Transfer Agency and Service Agreement is dated as of April 9, 2009, by and between State Street Navigator Securities Lending Trust, a Massachusetts business trust (the “Investment Company”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”).
WHEREAS, the Investment Company and the Transfer Agent have entered into a Transfer Agency and Service Agreement dated as of March 4, 1996 (the “Agreement”); and
WHEREAS, the Investment Company and the Transfer Agent now desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Transfer Agent hereby agree to amend the Agreement as follows:
1.	Pursuant to Section 10 of the Agreement, the Investment Company hereby notifies the Transfer Agent that it has established an additional series of shares known as the PSF Portfolio with respect to which it desires to have the Transfer Agent render services under the Agreement, and the Transfer Agent hereby agrees that the PSF Portfolio shall become a Portfolio under the Agreement.
2.	All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

Attest	:	STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Tracie A. Coop	By:	/s/ Nancy L. Conlin

Name: Nancy L. Conlin Title: Secretary

Attest	:	STATE STREET BANK and TRUST COMPANY

By:	/s/ Scott E. Habeeb	By:	/s/ Francis Koudelka

Name: Francis Koudelka Title: Senior Vice President